Exhibit 99.1

                  MID PENN BANCORP, INC. REPORTS 2004 EARNINGS

         (Millersburg, PA) - Mid Penn Bancorp, Inc. (AMEX - MBP), parent company of Mid Penn Bank, announced net income for the year 2004 of $4,369,000, compared to net income of $4,615,000 for the year 2003. Net income on a per share basis amounted to $1.37 for 2004, compared to $1.45 for 2003. The return on equity was 12.7%. A major factor affecting 2004 earnings was a larger provision for possible loan losses. Due to the extraordinary growth in the Bank's loan portfolio, coupled with a large commercial loan relationship that while performing was moved to a substandard category, management found it prudent to set aside a provision of $725,000 in 2004 compared to a provision of $290,000 in 2003.

         Earnings for the fourth quarter of 2004 totaled $1,253,000 compared to $1,210,000 earned in the fourth quarter of 2003. Earnings per share were $.39 per share compared to $.38 per share for the fourth quarter of 2003.

         Total assets at December 31, 2004, were approximately $403 million, an increase of 8.0% from the prior year. Total loans of $280 million as of December 31, 2004, increased by $48 million, or 20.7%, compared to the prior year. Total deposits as of December 31, 2004, were $301 million compared to $288 million the prior year, an increase of 4.5%.

         Mid Penn Bancorp, Inc. share price as of December 31, 2004, was $27.80, compared to a share price of $24.00 as of December 31, 2003, an increase of 15.8%.

         Mid Penn Bancorp, through its subsidiary, Mid Penn Bank, operates 11 offices in Dauphin, Northumberland, Schuylkill, and Cumberland Counties. For more information, visit www.midpennbank.com.